EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Citizens, Inc.

We consent to the use of our report dated March 9, 2004, with respect to the consolidated statements of financial position of Citizens, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Dallas, Texas August 11, 2004	KPMG LLP